                                                                      EXHIBIT 12

                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)

                                                            Three Months Ended        Nine Months Ended
                                                              September 30,             September 30,
                                                         -----------------------   -----------------------
                                                                         2003                      2003
                                                            2004       Restated       2004       Restated
                                                         ----------   ----------   ----------   ----------
Earnings:
Income (loss) before income taxes ....................   $     48.6   $     12.3   $    143.5   $    (33.0)
  Adjustments:
    Minority interest in losses of consolidated
     subsidiaries ....................................           --           --           --           --
    Undistributed (income) loss of less than 50%
     owned investments ...............................           --           --           --           --
    Distributions from less than 50% owned
     investments .....................................           --           --           --           --
    Fixed charges ....................................         29.6         28.2         87.7         91.4
                                                         ----------   ----------   ----------   ----------
  Earnings ...........................................         78.2         40.5        231.2         58.4
                                                         ----------   ----------   ----------   ----------
Fixed charges, including preferred accretion:
  Interest expense, including debt discount
   amortization ......................................         23.2         23.3         69.1         75.8
  Accretion of redeemable convertible preferred
   stock .............................................           --           --           --           --
  Amortization of debt issuance costs ................          1.0          1.2          3.7          3.9
  Portion of rental expense representative of
   interest factor (assumed to be 33%) ...............          5.4          3.7         14.9         11.7
                                                         ----------   ----------   ----------   ----------
  Fixed charges ......................................   $     29.6   $     28.2   $     87.7   $     91.4
                                                         ----------   ----------   ----------   ----------
Ratio of earnings to fixed charges ...................          2.6x         1.4x         2.6x          --(1)
                                                         ==========   ==========   ==========   ==========
Amount of earnings deficiency for coverage of
 fixed charges .......................................   $       --   $       --    $      --   $     33.0
                                                         ==========   ==========   ==========   ==========

(1) Less than 1.0x